EXHIBIT (a)(1)(i)

EXHIBIT (a)(1)(i)

This announcement is not an offer to purchase or a solicitation of an offer to sell shares. The Offer is made only by the Offer to Purchase dated July 23, 2001, and the related Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws.

Merrill Lynch Municipal Strategy Fund, Inc.
Notice of Offer to Purchase for Cash 3,000,000 of its Issued and Outstanding Shares at Net Asset Value Per Share

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 4:00 P.M., EASTERN TIME, ON MONDAY, AUGUST 20, 2001, UNLESS EXTENDED.

Merrill Lynch Municipal Strategy Fund, Inc. (the “Fund”) is offering to purchase 3,000,000 of its issued and outstanding shares of common stock par value $.10 per share (the “Shares”) at a price equal to their net asset value (“NAV”) less any applicable contingent deferred sales charge as of the close of the New York Stock Exchange on the Expiration Date, Monday, August 20, 2001, unless extended, upon the terms and conditions set forth in the Offer to Purchase dated July 23, 2001 (the “Offer”). The NAV on July 19, 2001, was $9.22 per Share. The purpose of the Offer is to provide liquidity to stockholders since the Fund is unaware of any secondary market that exists for the Shares. The Offer is not conditioned upon the tender of any minimum number of Shares.

If more than 3,000,000 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board of Directors when it determined to make the Offer, the Fund will either (1) extend the Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount that it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or (2) purchase 3,000,000 Shares (or such larger number of Shares sought) on a pro rata basis.

Shares tendered pursuant to the Offer may be withdrawn at anytime prior to 4:00 p.m., Eastern time, on Monday August 20, 2001, unless the Offer is extended, and, if not yet accepted for payment by the Fund, Shares may also be withdrawn after September 17, 2001.

On June 7, 2001, the Fund’s Board of Directors approved a transaction whereby the Fund will be acquired by MuniYield Fund, Inc., an exchange listed closed-end municipal bond fund (the “Reorganization”). If the Fund’s stockholders approve the Reorganization, it is anticipated that this Offer will be the Fund’s final tender offer for its shares of common stock. MuniYield Fund, Inc. does not make tender offers for its shares.

The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance, for current NAV quotations or for copies of the Offer to Purchase, Letter of Transmittal, and any other tender offer documents, may be directed to Financial Data Services, Inc. at the address and telephone number below. Copies will be furnished promptly at no expense to you and also may be obtained by completing and returning the coupon below to Financial Data Services, Inc. Stockholders who do not own Shares directly should effect a tender through their broker, dealer or nominee. For example, stockholders who purchased Shares through Merrill Lynch, Pierce, Fenner & Smith Incorporated should effect tenders through their Financial Advisor.

1-800-MER-FUND 1-800-637-3863

Mail to:	Financial Data Services, Inc. P.O. Box 45289, Jacksonville, FL 32232-5289

[ ] Please send me Merrill Lynch Municipal Strategy Fund, Inc. Tender Offer materials

Name___________________________	Address_____________________________________

Business Phone___________________	City ________________________________________

Home Phone_____________________	State_________________________	Zip _________

Merrill Lynch clients, please give the name and office address of your Financial Advisor: ________________________________________________________________________________________

3975

[LOGO] Merrill Lynch Investment Managers
July 23, 2001